Exhibit 10.19

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of December 16, 2024 (the “Effective Date”), by and between USA Rare Earth, LLC, a Delaware limited liability company (the “Company”), and Joshua Ballard, an individual resident of the State of California (“Executive”).

WHEREAS, the Company desires to employ Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Company hereby offers Executive and Executive hereby accepts the employment of Executive by the Company upon the terms and conditions set forth herein.

1.	EMPLOYMENT.

(a) Office, Duties and Authority. During the Employment Term (as defined below), Executive shall serve as Chief Executive Officer of the Company. Executive shall perform such duties and responsibilities and shall have such authority commensurate with Executive’s position with the Company and such other duties, authorities and responsibilities as the Board of Managers of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Employee’s position as Chief Executive Officer of the Company. Executive will carry out his duties, responsibilities and authority at all times in compliance with all applicable laws, rules and regulations and Company policies in effect from time to time. Executive shall report directly to the Board.

(b) Acceptance and Time Commitment. Executive accepts such employment and agrees to render the services described above. Executive agrees to serve the Company and its affiliates faithfully and to the best of Executive’s ability and shall devote Executive’s full business time, energy, experience and talents to the business of the Company upon the terms and conditions herein. Notwithstanding the foregoing, Executive shall have the right to (i) participate in civic, charitable, educational and religious activities, (ii) pursue Executive’s passive investment activities, and (iii) with the prior written approval of the Board, engage in other outside business activities, so long as, in each case, and in the aggregate these activities do not violate Section 5, create an actual or potential conflict of interest or interfere with the performance of Executive’s duties hereunder.

(c) Location. Employee’s principal place of employment will be at the Company’s office in Stillwater, Oklahoma, unless and until such time the Company establishes permanent headquarters elsewhere, provided that Employee shall be required to travel for business purposes in the performance of his duties, including, without limitation, reasonable travel to Company facilities and investor meetings.

(d) Board Service. In connection with the commencement of Executive’s employment with the Company, the Board shall nominate (and, as applicable, renominate from time to time, provided such renomination is consistent with the Board’s fiduciary duties under applicable law) Executive for election as a member of the Board so long as Executive is serving as the Company’s Chief Executive Officer.

2.	TERM.

Executive’s employment with the Company is for no specified time period and constitutes “at-will” employment, meaning that either Executive or the Company will be entitled to terminate Executive’s employment at any time and for any reason or no reason, subject to Section 4. As used herein, the phrase “Employment Term” shall mean the period commencing on the Effective Date and expiring on the termination of Executive’s employment under this Agreement.

3.	COMPENSATION.

(a) Base Salary. During the Employment Term, the Company agrees to pay Executive an annual base salary of four hundred and fifty thousand dollars ($450,000), less applicable tax withholding and deductions. Executive’s Base Salary shall be subject to annual review by the Board (or a committee designated thereby), and may be increased from time to time by the Board. The Base Salary will be paid in substantially equal periodic installments according to the Company’s standard payroll practices in effect from time to time. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. Each year during the Employment Term beginning in calendar year 2025, Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based on the achievement of performance targets, as determined by Board (or a committee designated thereby) with respect to each year. Executive will be eligible for an Annual Bonus with a target opportunity equal to one hundred percent (100%) of Base Salary, and with a maximum payout amount of one hundred and fifty percent (150%) of Base Salary. The Annual Bonus will be paid in the fiscal year following the fiscal year for which it is earned, but no later than March 31 of such fiscal year, subject to Executive’s continued employment on the payment date (except as otherwise provided in Section 4).

(c) Equity Awards. Executive shall be eligible to receive awards under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”), once adopted and as provided for herein. As soon as reasonably practical following the closing of the transactions contemplated by the Business Combination Agreement by and among Inflection Point Acquisition Corp. II (“Pubco”), IPXX Merger Sub LLC and the Company, dated August 19, 2024 (the “Closing”), the Company will recommend to the Board of Directors of USA Rare Earth, Inc. that Executive be granted the following equity awards pursuant to the Equity Plan and written award agreements:

(i) One hundred and fifty thousand (150,000) restricted stock units (“RSUs”). The RSUs will vest as follows: one-third (1/3) of the RSUs will vest on the Closing and one-third (1/3) of the RSUs will vest on each of the second (2nd) and third (3rd) anniversaries of the Effective Date, subject to Executive’s continued employment with the Company or an affiliate through the applicable vesting date and such other terms and conditions as determined by the Board of Directors (or its authorized delegate) and set forth in Executive’s award agreement; and

(ii) One hundred and fifty thousand (150,000) performance stock units (“PSUs”). Subject to Section 4(b)(ii)(4), the PSUs will vest based on the attainment of performance goals and Executive’s continued employment with the Company or an affiliate through the applicable vesting dates, which award will be subject to such other terms and conditions as determined by the Board of Directors (or its authorized delegate) and set forth in Executive’s award agreement.

(d) Corporate Housing. Until the Company’s permanent headquarters are established, the Company shall provide Executive with temporary corporate housing in a location reasonably proximate to the Company’s office in Stillwater, Oklahoma.

(e) Benefit Plans. Executive will be eligible to participate in all employee benefit programs that are provided by the Company generally to its senior executives and employees, subject to the terms and conditions of such plans, as in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(f) Reimbursement of Business Expenses. Upon presentation of appropriate documentation as the Company may specify from time to time, the Company will reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive during the Employment Term and in connection with the performance of Executive’s duties hereunder, in accordance with the policies and procedures of the Company as they may be amended from time to time.

(g) Paid Time Off. During the Employment Term, Executive will be entitled to paid time off in accordance with the Company’s paid time off policies as in effect from time to time, with a minimum of five (5) weeks of paid time off annually (as prorated for partial years).

4.	TERMINATION.

(a) Termination. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(i) Automatically upon the date of death of Executive.

(ii) Upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that (A) Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or any affiliate to which Executive provides services; or (B) Executive is determined to be totally disabled by the Social Security Administration.

(iii) Immediately upon written notice by the Company to Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean (A) conviction of, or plea of nolo contendere to, a felony crime involving deceit, dishonesty or fraud (but excluding traffic violations or similar offenses); (B) embezzlement, theft, fraud or misappropriation of any funds or property of the Company or any subsidiary or any affiliate, customer or vendor of the Company or any subsidiary; (C) personal dishonesty or material breach of fiduciary duty that involves personal profit or damage to the Company or any affiliate; (D) misconduct in connection with Executive’s duties or failure to perform Executive’s responsibilities as reasonably directed by the Company (other than as a result of Disability); (E) material and repeat violation of any Company rule, regulation, procedure or policy; (F) Executive’s refusal to perform his duties and responsibilities as reasonably directed by the Board; (G) Executive’s use of alcohol or drugs that substantially interferes with Executive’s ability to perform his duties to the Company and its affiliates; (H) any act or omission to act by Executive intended to harm or damage the business, property, operations, financial condition or reputation of the Company or any of its affiliates; or (I) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Executive for the benefit of the Company or any subsidiary or affiliate, including Section 5. In order to effect a termination for Cause for any event that is susceptible to cure, the Company must provide Executive with a written notice reasonably detailing the specific circumstances alleged to constitute Cause within thirty (30) days after the first occurrence of such circumstances, Executive must fail to reasonably cure the condition in all material respects within thirty (30) days of receipt of such notice, and the Company must actually terminate Executive’s employment no later than thirty (30) days following the end of such cure period, if the Cause condition remains uncured. Notwithstanding the foregoing, in the case of clause (A), the Company may terminate Executive’s employment for Cause without providing an opportunity to cure.

(iv) Immediately upon written notice by the Company to Executive of an involuntary termination of employment without Cause (other than due to death or Disability).

(v) Upon sixty (60) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason (as defined below) (which the Company may, in its sole discretion, make effective earlier than any notice date).

(vi) Upon written notice by Executive to the Company of a termination for Good Reason in accordance with this Section 4(a)(vi). “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent: (A) material diminution in Executive’s Base Salary and/or Annual Bonus opportunity, other than a reduction of up to 10% in connection with a reduction that applies to all similarly-situated executives; (B) material diminution in Executive’s authorities, duties or responsibilities; (C) Executive is required to report to another person other than Board; (D) material breach by the Company of this Agreement (including without limitation Section 1(d)); or (E) Executive has not been issued the RSUs or PSUs by the ninety (90) day anniversary of the Closing. In order to effect a Good Reason resignation, Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, the Company must fail to reasonably cure the condition in all material respects within thirty (30) days of receipt of such notice, and Executive must actually terminate employment no later than thirty (30) days following the end of such cure period, if the Good Reason condition remains uncured.

(b) Consequences of Termination.

(i) Upon termination of Executive’s employment for any reason, the Company will pay Executive (or Executive’s estate, if applicable): (A) any unpaid Base Salary through the date of termination, payable on the next normally scheduled payroll date (or earlier if required by applicable law); (B) reimbursement for any unreimbursed expenses incurred through the date of termination, payable in accordance with Section 3(f); (C) any accrued but unused paid time off, payable in accordance with Company policy as then in effect; and (D) all other vested benefits to which Executive is entitled under the terms of any applicable compensation or employee benefit plan or program, payable in accordance with the terms of such plan or program as then in effect.

(ii) If on or before December 31, 2025, Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, Executive will be entitled to the following payments and benefits (collectively, the “Severance”), subject to Sections 4(b)(iii) and 4(c) and continued compliance with Section 5:

(1) An amount equal to Executive’s monthly Base Salary rate as in effect on the date of termination, paid monthly for a period of twelve (12) months following such termination, commencing on the first regularly scheduled pay period following the sixtieth (60th) day following such termination; provided, however, that the first payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of termination and ending on the first payment date (without interest);

(2) The Annual Bonus for the calendar year preceding the termination date to the extent earned but not already paid, payable at the same time the Annual Bonus would have been paid if Executive continued to be employed by the Company;

(3) If Executive is eligible for and timely elects and remains eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), reimbursement of Executive’s (and, if applicable, Executive’s dependents) monthly premium for continuation coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the end of the six (6) month period following Executive’s termination of employment; and

(4) Unvested RSUs and PSUs will be automatically forfeited on the termination date; provided, however, that satisfaction of the performance goals applicable to the PSUs will be measured as of the termination date and the PSUs will vest, if any, based on actual achievement of the performance goals through the date of such termination.

(iii) Executive shall be eligible to participate in a change of control and severance plan to be established by USA Rare Earth, Inc. following the Effective Date (“Severance Plan”). Notwithstanding Section 4(b)(ii), to the extent Executive is entitled to any severance payments and benefits for a qualifying termination pursuant to the Severance Plan, Executive shall not be entitled to receive severance payments and benefits under both the Severance Plan and Section 4(b)(ii), and Executive shall only be entitled to the higher severance payments and compensatory benefits provided under the Severance Plan and Section 4(b)(ii).

(c) Release; Restrictive Covenants. Any and all Severance shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company and its affiliates and their respective employees, officers, directors, employees and agents, in a form provided by the Company, which form shall be substantially the same form as the general release of claims attached to the Severance Plan (the “Release”). The Release must have become fully effective and irrevocable on or before the sixtieth (60th) day following Executive’s delivery of the Release to the Company. If the Release has not been executed and delivered and become irrevocable on or before the end of such sixty (60) day period, no Severance shall be or become payable. During such time that Executive is receiving the Severance, if Executive breaches any of the covenants set forth in Section 5, Executive’s right to receive the Severance will immediately cease and be forfeited, and any Severance previously paid to Executive will be immediately repaid by Executive.

(d) Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

5.	RESTRICTIVE COVENANTS.

(a) Confidentiality. During the course of Executive’s employment with the Company, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, and/or competitors. Subject to Sections 5(l) and 5(m) below, Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Noncompetition. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to trade secrets and other confidential information of the Company and its subsidiaries, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries, (iii) in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose such trade secrets and confidential information, (iv) the Company and its affiliates have substantial relationships with their customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company and its subsidiaries, and (vi) Executive has generated and will continue to generate goodwill for the Company and its subsidiaries in the course of Executive’s employment. Accordingly, during the Employment Term, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged or in which they have planned to be engaged. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries, so long as Executive has no active participation in the business of such corporation.

(c) Non-solicitation.

(i) During the Employment Term and for a period of twelve (12) months thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is an established customer or supplier of the Company or any of its subsidiaries with whom Executive had material contact or about whom Executive obtained Confidential Information during the twelve (12)-month period immediately prior to the termination of Executive’s employment for any reason, to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity, or stop supplying or purchasing, as applicable, or decrease the amount of goods, materials or services being supplied to or purchased from the Company or any of its subsidiaries, as applicable.

(ii) During the Employment Term and for a period of twelve (12) months thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, consultant or individual independent contractor of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity or hire or retain any such employee, consultant or individual independent contractor, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, consultant or individual independent contractor. Any person described in this Section 5(c)(ii) shall be deemed covered by this Section 5(c)(ii) while so employed or retained and for a period of six (6) months thereafter. For the avoidance of doubt, nothing in this Section 5(c)(ii) shall impair Executive from providing letters of recommendation from time to time.

(d) Non-disparagement. Subject to Sections 5(l) and 5(m) below, Executive agrees not to make or publish negative comments or otherwise disparage the Company or any of its affiliates or any of their officers, directors, employees, shareholders, agents or products other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company, and the Company agrees that the Company shall direct its executive officers and directors not to make or publish negative comments or otherwise disparage Executive other than in the good faith performance of their duties to the Company while employed thereby, and upon issuing such directive, the Company shall have satisfied its non-disparagement obligation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) Inventions.

(i) Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to Executive’s work with the Company or any of its affiliates, made or conceived by Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that Executive performs in connection with the Company or its affiliates, either while performing Executive’s duties with the Company or its affiliates or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company or its affiliates that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(f) Return of Company Property. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g) Reasonableness Of Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Section 5 hereof, Executive will provide a copy of this Agreement (including, without limitation, this Section 5) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 5) with such entity or any other entity to which Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 5.

(h) Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that during the Employment Term and, with respect to any matter in which Executive seeks indemnification pursuant to Section 6(g), thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will provide reasonable assistance to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”). The Company shall reimburse Executive for all reasonable, out-of-pocket expenses incurred by Executive in connection with any cooperation provided pursuant to this Section 5(h). Executive agrees that while employed by the Company and, with respect to any matter in which Executive seeks indemnification pursuant to Section 6(g), thereafter, Executive will promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.

(i) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

(j) Tolling. In the event of any violation of the provisions of this Section 5, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall, to the maximum extent permitted by applicable law, be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(k) Survival Of Provisions. The obligations contained in Section 5 shall survive the termination or expiration of the Employment Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

(l) DTSA. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(m) Employee Protections. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) filing a complaint or charge with any governmental agency, such as the U.S. Equal Employment Opportunity Commission or a state or local fair employment practices agency, (iii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency Inspector General, (iv) accepting any U.S. Securities and Exchange Commission Awards, or (v) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that such reports or disclosures have been made.

(n) Equitable Relief And Other Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

6.	MISCELLANEOUS.

(a) Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

(b) Governing Law; Arbitration; Service Of Process; Waiver Of Jury Trial.

(i) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced exclusively in accordance with, the internal laws of the State of Oklahoma, including its statutes of limitations.

(ii) Executive and the Company agree that all claims arising out of or relating to his employment, including its termination and the interpretation of this Agreement, and including any claims or disputes related to discrimination or harassment (to the extent permitted by applicable law), shall be resolved exclusively by binding arbitration pursuant to the Federal Arbitration Act (“FAA”). The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules which may be found at http://www.adr.org, and will be held in the State of Oklahoma. Each party in the arbitration shall split the arbitrator’s fee and the arbitration expenses equally and bear his/its own attorneys’ fees and legal costs; provided, however, that if any party prevails on a statutory claim which affords the prevailing party attorneys' fees and costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permissible by applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. For the avoidance of doubt, any claim or dispute of sexual assault or sexual harassment may be pursued by Executive in arbitration pursuant to this Section 6(b)(ii) or in an appropriate state or federal court having jurisdiction over the claim.

(iii) Each party may be served with process in any manner permitted under Oklahoma law, or by United States registered or certified mail, return receipt requested.

(iv) BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

(c) Representations. Executive represents and warrants to the Company that (i) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (ii) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

(d) Section 409A.

(i) Although the Company makes no guarantee with respect to the treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations issued thereunder (“Section 409A”), this Agreement is intended to be exempt from, or comply with, the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner consistent therewith.

(ii) Notwithstanding any provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is a “specified employee”, as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i) or any successor regulation, as determined by the Company, on the date of termination of Executive’s employment hereunder, any payment or benefit that is nonqualified deferred compensation (within the meaning of Section 409A) shall be made to Executive on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s termination of employment or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(d)(ii) shall be paid or reimbursed to Executive in a lump sum and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

(iii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(e) Assignment. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company, without Executive’s consent, to (i) any affiliate of the Company or (ii) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The Company is expressly permitted, without the consent of Executive, to assign this Agreement to Pubco, in which case all references to the Company shall mean Pubco and all references to the Board shall mean Pubco’s board of directors.

(f) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by electronic mail, (iii) on the first (1st) business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth (4th) business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

USA Rare Earth, LLC

100 W Airport Road

Stillwater, Oklahoma 74075

Attn: Chief Legal Officer

Email: legal@usare.com

Or such other address or email address provided to Executive from time to time.

If to Executive:

At the address or email address shown on the records of the Company.

(g) Indemnification. To the fullest extent permitted by applicable law and as provided in the Company’s bylaws, during the Employment Term and for such period thereafter as may be necessary to continue to indemnify Executive for Executive’s acts while an officer or director of the Company in accordance with this Section 6(g), the Company agrees to defend and indemnify Executive against and to hold Executive harmless from any and all claims and liabilities expenses (but excluding disputes arising under this Agreement, and claims asserted by the Company, the Board, or any of the Company’s affiliates) asserted against Executive for actions taken or omitted to be taken by Executive in good faith and within the scope of Executive’s responsibilities as an officer or employee of the Company and its affiliates during the Employment Term. The Company shall cause Executive to be provided coverage under any D&O liability insurance policies that are maintained by the Company from time to time in the same manner as other executive officers and directors of the Company are covered.

(h) Entire Agreement. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, including the term sheet dated November 29, 2024. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and any such other representations are hereby disclaimed.

(i) Legal Counsel. Executive expressly acknowledges that the Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement. The Company shall pay directly or reimbursee Executive for the reasonable attorney’s fees incurred by Executive in negotiating this Agreement, up to $5,000, upon the Company’s receipt of such appropriate documentation thereof as the Company may require.

(j) Amendment. No amendment to this Agreement will be effective unless it is agreed to and signed by Executive and the Board (or its delegate).

(k) No Waiver. Except for any notice required to be given under this Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of any provisions or conditions of this Agreement.

(l) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereto.

(m) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

JOSHUA BALLARD

/s/ Josh Ballard

USA RARE EARTH, LLC

/s/ Tready Smith
By:	Tready Smith
Title:	Chairman of the Board

16